SED International Announces Executive Search

Search Under Way for New CEO

LAWRENCEVILLE, GA, July 12, 2012--SED International Holdings, Inc. (Amex: SED), today announced that it is conducting a global search to identify a Chief Executive Officer who will foster strategic initiatives, provide strong leadership to the Company and grow it into a multi-national industry leader. Jonathan Elster, SED’s current Chief Executive Officer, will remain CEO until the search process is completed, remains a member of SED’s Board of Directors and intends to remain with the Company post-transition in a senior executive capacity.

“We have made many great strides towards becoming an outstanding industry leader over the past two years. Jonathan has been a key part of the restructuring that has occurred and has many great accomplishments during his tenure including: the recruitment and improvement of the senior executive team, the expansion into the Northeastern United States and the addition of new key strategic customers and vendors” Samuel A. Kidston, Chairman of SED’s Board of Directors, said. “The Company is now poised for strong growth both domestically and internationally. We all believe that the Company will prosper with a new CEO with broader experience, which will help to achieve the Company’s potential,” he added.

“I take great pride in all that the Company has accomplished including its return to profitability during the last two years since I became CEO”, stated Mr. Elster. “As the Company enters a new chapter in its growth I remain committed to helping the Company, its employees and shareholders grow and prosper.”

SED has engaged Korn/Ferry International, a leading executive recruitment firm, to assist in the search process.

ABOUT SED INTERNATIONAL HOLDINGS, INC.
Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances, housewares, and personal care products. The company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets. Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; New Jersey; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the US and Latin America. To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl

Investor Relations Contact

Rob Kalman

VP, US & Corporate Marketing

SED International, Inc.

770-243-1056

rkalman@sedintl.com